UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Amendment No 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SERVICE AIR GROUP INC.
(Exact name of small business as specified in its charter)

NEW JERSEY	6159	22-3719171
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification No.)

7164-120th Street, Surrey, BC, V3W 3M8
(Address of principal executive offices)

7164-120th Street, Surrey, BC, V3W 3M8
(Address of principal place of business or intended principal place of business)

Business Filings Incorporated 820 Bear Tavern Road West Trenton, New Jersey, USA 08628	With copies to: CLARK WILSON LLP Attention: William L. Macdonald 800 - 885 West Georgia Street Vancouver B.C. V6C 3H1 Tel. (604) 687-5700/Fax (604) 687-6314
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon as practical following the effectiveness of this registration statement

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. ☐ _____________________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF THE REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered	Proposed maximum Offering price per unit[1]	Proposed maximum aggregate offering price[2]	Amount of registration fee
Common stock, $0.0001 par value	5,750,000	$1.00	$5,750,000.00	$615.25
1
The Company will sell the common stock at a fixed price of $1.00 per share until the common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

2
Provided solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, and before deducting approximately $25,000 of offering costs: legal, registration, filing, etc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I - INFORMATION REQUIRED TO BE IN PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U. S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED September 12, 2007

PROSPECTUS

SERVICE AIR GROUP, INC.

5,750,000 SHARES OF COMMON STOCK
5,750,000 Common Shares to be registered & offered by the Company

$5,750,000
Offering price $1.00 per share

This prospectus relates to shares of common stock of SERVICE AIR GROUP, INC. (“SAG”), a New Jersey corporation, securities the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness, by the Company.

We have been in the development stage since our inception and have no operations or revenues. We are not yet and may never become profitable. There is currently no trading market for our common stock. We intend to apply for listing on the OTC Bulletin Board following the effectiveness of our registration statement, but there is no guarantee we will be listed, or that a trading market will develop.

Investing in shares of our common stock involves significant risks. YOU SHOULD READ THE DISCUSSION UNDER “RISK FACTORS” BEGINNING ON PAGE #8 OF THIS PROSPECTUS.

The Company has neither underwriter nor underwriting agreement and therefore no terms or underwriting arrangements are in place, there are no arrangements to place the funds in an escrow, trust, or similar account.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 12, 2007

TABLE OF CONTENTS

Prospectus Summary	6
Summary Financial Information & The Offering	7
Risk Factors	8
Risks Related to this Offering	10
Use of Proceeds	11
Determination of Offering Price	12
Dilution	12
Plan of Distribution	12
Legal Proceedings	14
Directors, Executive Officers, Promoters and Control Persons	14
Audit, Compensation, Compliance & Lease Committees	15
Security Ownership of Certain Beneficial Owners and Management	16
Description of Securities	16
Interests of Named Experts and Counsel	17
Disclosure of Commission Position on Indemnification	17
Organization Within Last Five Years	17
Description of Business	18
Description of Property	22
Management Discussion and Analysis	23
Certain Relationships and Related Transactions	24
Market for Common Equity and Related Stockholder Matters	25
Executive Compensation	26
Financial Statements	27
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	46
Available Information	46
Forward-Looking Statements	46
Exhibits	50

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit the offer and sale of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

The following discussion highlights information about our company and the offering. It is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, prior to investing in our common stock.

In this prospectus, unless otherwise indicated, “Company,” “SAG,” “we,” “our,” and “us” refer to Service Air Group, Inc., a New Jersey corporation, which is the registrant herein. “You” refers to the reader of this memorandum. This summary highlights the information contained elsewhere in this memorandum. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire memorandum and the documents to which we refer you. You should read the following memorandum together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this memorandum.

Service Air

History - Service Air Group, Inc. (New Jersey) - the Issuer/Registrant
Segway V Corp., was incorporated March 31, 2000, under the laws of the State of New Jersey to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. We changed Company’s name to Service Air Group Inc. on January 27, 2004, in lieu of a possible merger with a commercial airline based in Canada, Service Air Group Inc. (“SAGCA”), a private Company, registered under the provincial laws of British Columbia, Canada. On September 8, 2004, we entered into an agreement with SAGCA for the Exchange of Stock for Assets which was cancelled on Oct 1, 2005 by both parties of the agreement for restructuring. On April 1, 2006, we entered again into an agreement with SAGCA for an exchange of Stock for Stock, However, due to the fact that Canadian Government restricts foreign ownership of Canadian Airlines, we could only receive non-voting stock of SAGCA in exchange of our voting stock, turned out to be an unfair deal for our shareholders, as well as consolidation of the financial statements became an extremely complicated task for the managements of both companies. In light of the aforementioned facts, on November 20, 2006, we decided to unwind all agreements with the airline and on November 29, 2006 we entered into a Release & Settlement Agreement with SAGCA and cancelled the merger with SAGCA. See exhibits on page #45 “Release & Settlement Agreement with SAGCA”.

On November 29, 2006, we decided to adopt Lease & Finance industry and completed writing our own comprehensive business plan. We have been in the development stage since our inception. From January 31 to October 31, 2006, we raised equity capital under private placement subscription agreements in the aggregated amount of $232,400, funds were raised privately through the sale of our stock at the fixed price of $1.00 per share to prior business associates of SAGCA, all of the investors were from British Columbia, Canada, for details on the shareholders, please see item #26 on page #43. Since our merger agreement with SAGCA was still active at the time these funds were raised, $227,400 were advanced to SAGCA, however, on November 20, 2006, when merger cancellation was decided, we entered into a loan agreement with SAGCA and converted funds advanced to SAGCA into a loan, term of the loan is 10-Year with 6% interest, payable quarterly and repayment at the end of the term. The Principal Sum and all accrued but unpaid Interest at the rate aforesaid will become due and payable on the 21st day of November, 2016. Loan Agreement with SAGCA was filed on November 30, 2006 under 10-qsb as an exhibit 10.2 for the period ended September 30, 2006. See exhibits on page #45 “Loan Agreement with SAGCA”.

In order to implement our business plan, we need to raise $5.75 Million under this offering, for details on how we plan to use proceeds from this offering, please see page 11 under “Use of Proceeds”. Company’s registered offices are located at 7164-120th Street, Surrey, British Columbia, Canada, V3W 3M8. We have not entered into a lease agreement for the office, our cost at the present for the office is a nominal monthly fee of $35. Upon completion of this offering, we intend to rent an office facility in the city of Surrey, British Columbia, Canada, see Use of Proceed on page #11 for details. Our telephone number is 604-722-2147. Our Web site address is www.pacificleasegroup.com, we own our domain name, information contained on our Web site does not constitute a part of this memorandum.

Summary Financial Information

Service Air Group Inc. is a development stage company. We do not anticipate earning revenues until such time as we have raised $5,750,000 under this offering and commence intended operations. The summarized financial data presented below is derived from and should be read in conjunction with our audited December 31, 2006 financial statements and selected unaudited financial information for the six month period ended June 30, 2007

The summarized financial data presented below is derived from and should be read in conjunction with our financial information included in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page #25 of this prospectus.

Balance Sheet Data	December 31, 2006 (audited)	June 30, 2007 (unaudited)
Cash	$0	$0
Total Assets	$234,493	$215,218
Total Liabilities	$62,330	$98,250
Total Stockholder’s Equity	$172,163	$116,968
Statement of Loss and Deficit
Revenue	$6,405	$13,274
Net Loss for the Period	$35,333	$55,195

The Offering

Common Stock Offered	5,750,000 common shares: • 5,750,000 offered by the Company

Common Stock Currently Issued and Outstanding	5,482,400 common shares

Issued and Outstanding Following the Offering	11,232,400 shares

Use of Proceeds	The proceeds from the sale of shares by the Company will be used as per Page-11 of this prospectus.

Plan of Distribution
The 5,750,000 common shares being registered by the Company and offered by this prospectus will be offered by our officers and directors.  The common shares will be offered at a fixed price of $1.00 per share until the common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Risk Factors
Investing in our stock involves a high degree of risk, including the risk of total loss of your investment. You should carefully consider each of the risk factors in the following section before purchasing our shares.

Our Officers’ and Directors’ Holdings	Our officers and directors currently hold common stock totaling 5,000,000 shares or about 91% of the total outstanding.

Trading Market
There is currently no active trading market for our shares. We intend to apply to have our shares quoted on the Over-the-Counter Bulletin Board market of the National Association of Securities Dealers.

RISK FACTORS

The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest. You should also carefully read the forward-looking statements on page #51 of this prospectus.

We have no operating history upon which to base an estimate of our future financial performance:
We have no operating history on which to base any estimate of our future financial performance. Because we lack an operating history, you do not have either the type or amount of information that would be available to a purchaser of securities of lease and finance company with an operating history. Accordingly, the financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications, and delays frequently encountered in connection with the opening and development of an enterprise. You may loose your investment in part or in whole in case of our failure to become fully operational.

We lack recent profits from operations, will incur substantial start-up losses and do not expect to be profitable in the near future:
We are a development stage company and have incurred losses since our inception, from March 31, 2000, the date we incorporated, through December 31, 2006, our net loss amounted to $61,187. If we could not raise $5.75 Million under this offering, we would be unable to become operational, enter into any sales agreements or cover the estimated operating expenses for the first year of intended operations, see "Management's Discussion and Analysis” on page #25. Our intended operations will incur substantial start-up losses and there is no guarantee that we would be profitable in the near future, therefore, an investment in our stock would suffer from the start-up losses, delayed earnings (if any) and there may be no profits at all in the near future.

Failure to implement key elements of our business strategy may adversely affect our financial performance:
We intend to engage in the “Lease & Finance” business which has substantial risk factors included but not limited to payment default by the lessee, asset recovery, credit risks etc…, also, if we cannot implement key elements of our business strategy, our financial performance may be adversely affected. We have developed a business plan that details the strategies that we intend to implement in our efforts to achieve profitable operations. The strategies include hiring and retaining experienced and qualified employees and attracting business customers from British Columbia (Canada). Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Business Description" on page 18.

There is no market for our common equity securities which means that you may not be able to sell your shares:
Our common stock is presently not traded on any market or securities exchange. Company and the selling shareholders will sell their shares at the fixed price of $1.00 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board electronic quotation service.  Although we intend to apply for trading of our common stock on the NASD Over-The-Counter Bulletin Board electronic quotation service, public trading of our common stock may never materialize, disabling you to sell your shares anywhere.

We hold a poor financial position which may go weaker reducing your share value:
As of December 31, 2006, we had only $172,163 in net assets, our accounts payable exceeded our accounts receivable in the amount of $4,998, our deficit exceeded our revenue in the amount of $54,782, all these facts indicate towards our weak financial position. If we do not become operational to the extent that we become profitable, increasing significant legal and accounting costs necessary to maintain a public corporation will become hard to meet. We currently do not have any arrangements for financing and we may not be able to obtain financing as required to implement our business plan. Presently, the only source of funds available to us is through shareholders loan or private placements, these financial resources may not be available to us for very long making our financial position weaker day by day, resulting reduction in your net tangible book value per share.

Substantial doubt about our ability to continue as a going concern which means you may loose all of your investment in our Company:

Our independent auditor, has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact to date have had no revenues. Potential investors should be aware that there are difficulties associated with being a new venture, and the high rate of failure associated with this fact.  Our future is dependent upon our ability to secure financing sufficient to implement our business plan, these factors raise substantial doubt that we will be able to continue as a going concern. Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditor has made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended December 31, 2006. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

Our directors and executive officers will have the ability to influence shareholder actions, and yet they may have interests that are different from yours as an investor.
Our directors and officers own approximately 91% of the outstanding shares of our common stock as of December 31, 2006, accordingly, management will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of our directors and officers may still differ from the interests of other stockholders.

Our management is non-resident, making it hard to enforce a judgment against them:
Our current and future management would be Canadian resident; difficulty may arise in attempting to effect service or process on the management in Canada or in enforcing a judgment against our assets located outside of the United States.

Our Competition has various advantages over us which may effect on our proposed business:
Many of our competitors have long operating histories, greater financial, technical, and marketing resources. Because we will face significant competition from other companies offering similar services, the current and possible increase in competition may result in price reductions, reduced gross margins, and could have a material adverse effect on our proposed business, financial condition, and results of operations.

The costs of being an SEC registered company are proportionately higher for small companies such as the Company because of the requirements imposed by the Sarbanes-Oxley Act:
The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. These regulations are applicable to our company. We expect to experience increasing compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act. These necessary costs are proportionately higher for a public company of our size and will affect our profitability more than that of some of our larger competitors.

Risks Related to this Offering

We are effectively controlled by our principal shareholders and the management, which may limit your ability to influence shareholder matters or to receive a premium for your shares through a change in control. Our executive officers, directors and principal shareholders and their affiliates will own about 5,000,000, shares, or about 44%, of the outstanding shares of Common stock upon completion of this offering. As a result, they will effectively control us and direct our affairs, and have significant influence in the election of directors and approval of significant corporate transactions. The interests of these shareholders may conflict with those of other shareholders. This concentration of ownership may also delay, defer or prevent a change in control of our company and some transactions may be more difficult or impossible without the support of these shareholders.

We will need to raise additional financing in the near future to fund our proposed operations, which may not be available to us on favorable terms or at all.
We may need to raise significant additional capital in the near future to purchase equipments for leasing to our prospective clients. We expect that we will need additional funding at some point after approximately 12 months or potentially sooner, depending on the risks and uncertainties associated with our business and inherent in our rapidly growing and evolving industry. In addition, we may desire to raise additional financing at times when we believe terms are favorable and it is advantageous to our growth strategy.

We will require additional  financing  to:

•	Purchase equipments for Leasing to our prospective clients

If we raise additional funds through the issuance of equity or convertible debt securities, it will reduce the percentage ownership of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. The terms of securities we issue in the future could also impose restrictions on our operations. If adequate funds are not available or are not available on acceptable terms, our ability to fund our intended operations, take advantage of unanticipated opportunities, enhance our services or otherwise respond to competitive pressures would be significantly limited.

The offering price of our common stock  were arbitrarily determined by our management and may not accurately reflect the value of an investment in our common stock:
The price per share under this offering could not be set by referencing historical measures of our financial performance. Therefore, it may not indicate the market price for our common stock after this offering. The price was arbitrarily determined by the management. The Company, as well as the selling shareholders, has arbitrarily set the price of the shares at $1.00 per share with reference to the general status of the securities market and other relevant factors. The offering price for the shares should not be considered an indication of the actual value of the shares and is not based on our net worth or prior earnings. We cannot assure you that the shares could be resold by you at the offering price or at any other price.

There is no public market for our securities, which means, you can not sell your securities.
There is currently no public market for any of our securities. We cannot assure you that any such public market will ever develop. Moreover, even if a public market does develop, any sale of our Common Stock may be made only pursuant to an effective registration statement under federal and applicable state securities laws or exemptions from such laws.

We do not intend to pay dividends in the foreseeable future which means no income for you.
We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future to our shareholders, you should not invest in our stock if you are seeking periodic income from your investment.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $5,150,000 if we could sell all of 5,750,000 shares of our common stock in this offering, after deducting estimated offering expenses in the amount of $25,000 and approximately $575,000 in brokerage fees/commission. The following is our usage of proceeds in complete details with priority of each purpose:

Offering 5,750,000 Shares
Gross Proceeds from Offering:	$5,750,000
Offering Expenses (1):	$25,000
Brokerage Fees/Commission (2):	$575,000
NET Proceed to Company	$5,150,000
1st Year Operating Expenses (3):	$378,000
Contingency Capital (4):	$772,000
Purchase Equipments for Lease to Clients (5):	$4,000,000
Total:	$5,150,000

(1) Offering Expenses:  Our offering expenses consist of legal fees, SEC registration fees, filing expenses, printing, copying, mail/courier and some miscellaneous expenses. The offering expenses are paid by and expected to be reimbursed to the Company out of the proceed:

SEC Registration Fees:	$615.25
Filing Expenses:	$2,500.00
Legal Fees & Expenses:	$15,000.00
Printing, Copying, Mail & Courier etc…	$1,884.75
Miscellaneous:	$5,000.00
Total:	$25,000.00

(2) Brokerage Fees/Commission: We assume 10% of the gross proceed from this offering shall be set-aside to pay for the brokerage fees/commission, should we decide to use services of a licensed broker/dealer to sell securities being registered under this offering.

(3) Operating Expenses:
As per our business plan, our budget is $378,000 for operating expenses, for the 1st year of operations. Breakdown of our estimated expenses is as follows:

Payroll Expenses (4 Headcounts):	$240,000
Payroll Taxes:	$18,000
Advertisement:	$12,000
Listing & Filings:	$12,000
Office Expenses:	$12,000
Travel & Transportation:	$12,000
Banking & Insurance:	$12,000
Legal & Accounting:	$24,000
Office Rent:	$36,000
Total:	$378,000

(4) Contingency Capital;
Once operational, we intend to maintain our operational status intact regardless of the market conditions, to secure such a financial strength, its important that we hold sufficient capital reserve at our disposal at all the time. Management has determined that $772,00 out of proceed shall be set-aside as contingency capital.

(5) Purchase Equipments:
We will use $4,000,000 to purchase equipments directly from the manufacturers or their distributors, type of equipments and name of their suppliers can not be determined at the present since we have not entered into any material agreements, contracts or understandings with any of the prospective clients, we may enter into lease agreements with the prospective clients subject to completion of this offering.

NOTE: Our management reserves the right to vary the amount and priority of the use of proceeds, depending on amounts of capital raised, prevailing economic conditions.

DETERMINATION OF OFFERING PRICE

Company has arbitrarily determined the selling price at the fixed price of $1.00 per share for the duration of the offering as required by Rule 415 of Regulation C. After the shares become eligible for quotation on OTC-BB, we, and the selling shareholders, may sell shares at prevailing market prices or at negotiated prices.

DILUTION

5,750,000 new shares that are the subject of this prospectus are being registered and offered by the Company. There are presently 5,482,400 common shares issued and outstanding. If all of 5,750,000 new shares are sold pursuant to this offering, there will then be 11,232,400 common shares outstanding. The purchasers of the 5,750,000 new shares offered by the company will have paid $5,750,000, in the aggregate, for those shares. Purchasers of the shares registered hereunder will suffer immediate dilution of approximately 46.73%. The existing shareholders will not experience a dilution factor as a result from sales of these newly issued and registered shares; but they will experience an increase in the net tangible book value per share (“NTBVPS”) from about $0.0427 per share before the offering, to $0.5327 per share after the offering, see table below:

Net Tangible Book Value Per Share (NTBVPS)
Before the Distribution	After the Distribution of Five Million Seven Hundred Fifty Thousand Shares	Increase in NTBVPS Distribution
$0.0427	$0.5327	$0.48993

PLAN OF DISTRIBUTION

We are offering up to 5,750,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, no minimum. The offering price is $1.00 per share.  The shares are being offered for a period not to exceed 30 days, unless extended by our Board of Directors for an additional 30 days.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of the shares. They will not register as broker-dealers under Section 15 of the Exchange Act in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

1.           The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation; and,

2.           The person is not compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.           The person is not at the time of their participation, an associated person of a broker-dealer; and,

4.           The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be our officers and directors at the end of the offering and has not been during the last twelve months and are currently not broker-dealers or associated with a broker-dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our Prospectus is declared effective by the SEC do we intend to distribute this Prospectus to potential investors at meetings and to our friends, business associates and relatives who are interested in us and a possible investment in the offering. We will not utilize the Internet to advertise our offering.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; and deliver to the customer written statement for the basis for the suitability determination.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date this prospectus is declared effective and continue for a period of up to 30 days, and an additional 30 days, if so elected by our Board of Directors.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.  execute and deliver a share subscription agreement; and

2.  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to Service Air Group Inc.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

LEGAL PROCEEDINGS

We know of no current or threatened legal proceedings involving us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The current directors, executive officers, promoters and control personnel (Key Management) of the Company hold over 18 years of business experience, their details are as follows:

Name	Age	Position(s) Held with the Company	Period Served
Mohammad Sultan	37	President, CEO, CFO, Director	December 18, 2003 to Present

Mr. Mohammad Sultan – President, CEO, CFO & Director:
Mr. Sultan has served as President, CEO, and director of the Company since December 18, 2003 to the present, when he personally acquired 95% of SAG’ s issued and outstanding common stock from Service Merchants Corp. Before his involvement in SAG, Mr. Sultan was serving Service Air Group Inc. BC, Canada (“SAGCA”), as CFO from March 2003 to December 2003. During his office held with SAGCA, Mr. Sultan dealt with various companies included but not limited to Boeing Corporation, Bristol Associates, GECAS, Export-Import Bank of the United States, CIBC, TD Bank, EDC, and BDC which enhanced his communication and business development skills. Prior to that Mr. Sultan had also served as a director of Zorox Construction Ltd. (BC, Canada) from October 2001 to March 2003. From January 2004 to present, Mr. Sultan has also been personally involved in 2 Real Estate Land Development Projects as Owner Developer in the City of Surrey, British Columbia, Canada. Both projects are for the rezoning and subdivision of 3 large land parcels into 15 Single Family Residential lots.

There are no family relationships among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers. We know of no legal proceedings involving our officers, directors, promotors or control persons.

Audit & Compensation Committee

The full board acts as both the audit committee and the compensation committee. Each member of the Audit Committee would be a member of the board of directors, in good standing, and shall be independent in order to serve on this committee. Members to review the Committee’s charter annually, reassess the adequacy of this charter, and recommend any proposed changes to the board of directors. Consider changes that are necessary as a result of new laws or regulations. Our Audit Committee shall meet at least four times per year, and each time the company proposes to issue a press release with its quarterly or annual earnings information.

These meetings may be combined with regularly scheduled meetings, or more frequently as circumstances may require. The Audit Committee may ask the management or others to attend the meetings and provide pertinent information as necessary. Conduct executive sessions with the outside auditors, CEO (chief executive officer), CFO (chief financial officer), chief audit executive (CAE), general counsel, outside counsel, director of financial reporting, controller, and anyone else as desired by the committee. The Audit Committee shall be authorized to hire outside counsel or other consultants as necessary.

Review and concur in the appointment, replacement, reassignment, or dismissal of the CAE. Appoint the independent auditors to be engaged by the company, establish the audit fees of the independent auditors, pre-approve any non-audit services provided by the independent auditors, including tax services, before the services are rendered. Review and evaluate the performance of the independent auditors and review with the full board of directors any proposed discharge of the independent auditors. We intend to seek at least one independent director to serve on the audit committee who qualifies as a “financial expert” pursuant to Section 407 of the Sarbanes-Oxley Act of 2002, and the implementing SEC rules, but has not as yet done so.

Compliance & Lease Committee

We plan to set up a compliance Committee as internal oversight board to comply not only with the SEC compliance but as well as any/all other compliance requirements under which Company will fall under. The committee will also review the planned scope and actual operations of the Company. We also plan to establish a Lease Committee will review any lease request made by a potential client over $500,000 for compliance with our leasing policies and if applicable, federal and state rules and regulations governing extensions of credit. After making this review, the committee will decide whether to extend credit to the potential client. In addition, the committee will have the responsibility for establishing and approving, in conjunction with management, all major policies and procedures pertaining to lease policy. The committee will also review all past due reports, non-accrual reports, and other indicators of overall lease portfolio quality, and will establish measurements for determining the adequacy of our lease loss reserve.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2006, the beneficial ownership of our common stock: (i) by each stockholder known by the Company to beneficially own more than 5% of the common stock (ii) by each director of the Company; (iii) by the Company’s chief executive officer; and (iv) by all executive officers and directors of the Company as a group. Except as otherwise indicated below, each named beneficial owner has sole voting and investment power with respect to the shares of common stock listed.

Title of Class	Persons or Group		Shares Owned	Percent of Class	Address

Common	Mohammad Sultan 11083-132nd Street.Surrey, BC, Canada V3T 3X1	(ii), (iii)	5,000,000	91%	11083-132nd Street. Surrey, BC, Canada V3T 3X1
Common	Officers and Directors as a Group	(iv)	5,000,000	91%	11083-132nd Street. Surrey, BC, Canada V3T 3X1

We know of no existing arrangements which could, at a subsequent date, result in a change of control of the Company.

DESCRIPTION OF SECURITIES

The shares being offered are our $0.0001 par value common stock. Currently, our authorized capital consists of 100,000,000 shares of common stock; we have 20,000,000 preferred stock authorized. As of December 31, 2006, there were 5,482,400 shares of our common stock outstanding; no preferred stock is issued or outstanding.

Beneficial owners of our common stock are entitled to certain rights and privileges under New Jersey law, our Articles of Incorporation and our Bylaws, as follows:

1. To cast one vote per share on all matters to be voted upon by the stockholders;

2. Subject to preferences that may be applicable to any outstanding preferred stock, to share ratably in dividends, if any, when and if declared from time to time by the Board of Directors out of legally available funds; and

3. In the event of the liquidation, dissolution or winding up of SAG, to receive a proportionate share of all assets remaining after payment of liabilities, except that distribution rights of preferred stock then outstanding, if any, will be paid first.

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Anti-takeover Effects of Provisions of Our By-Laws.

Service Air By-laws. Our By-Laws provide that stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 25% of our voting capital stock. Further provisions require a vote of 70% of the shares eligible to vote in order to remove a director from office. These provisions of the By-Laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and discourage certain types of transactions that may involve an actual or threatened change of control. Such provisions could have the effect of discouraging others from making tender offers for the common stock and, as a consequence, may also inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts.

New Jersey General Corporation Law (“NGCL”). The terms of the NGCL apply to the Company since it is a New Jersey corporation. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles and By-laws do not exclude the Company from such provisions of the NGCL. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests:

•	Limitations on voting rights of a person who acquires a controlling interest in a New Jersey corporation.
•
Limitations on certain business combinations with interested stockholders, unless the combination is approved by a majority of the corporation’s directors prior to the interested stockholder acquiring his or her shares.

•
Enabling a corporation’s board of directors to create and issue rights or options to purchase any class of the company’s equity stock. Such an issuance may be used to prevent or discourage a change of control of the Company.

•
Permitting a company’s board of directors to determine whether a change in control or proposed business combination is in the best interests of the corporation, and to take action to continue the corporation’s independence if it so chooses.

INTERESTS OF NAMED EXPERTS AND COUNSEL

We retained Moore & Associates, CHTD (Chartered Accountants) to audit our financial statements for the fiscal year-end 2006, their firm or employees do not possess any material interest in the company.

Clark Wilson LLP., has provided us with an opinion of counsel regarding the legality of the shares to be sold using this prospectus. Clark Wilson LLP. holds no material interest in our Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our directors and officers are indemnified as permitted by the NGCL and provided in our Articles of Incorporation and By-Laws. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against Securities Act liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Other than as disclosed under the section titled “Certain Relationships and Related Transactions”, no director, executive officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, during the year ended December 31, 2006,, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

Corporate Governance

We currently act with one (1) director, Mr. Mohammad Sultan.

We have determined that Mr. Mohammad Sultan is not an independent director, as that term is used in Rule 4200(a)(15) of the Rules of National Association of Securities Dealers.

DESCRIPTION OF BUSINESS

ITEM 1. BUSINESS

INTRODUCTION

Our History:
Segway V Corp., was incorporated March 31, 2000, under the laws of the State of New Jersey to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. We changed Company’s name to Service Air Group Inc. on January 27, 2004, in lieu of a possible merger with a commercial airline based in Canada, Service Air Group Inc. (“SAGCA”), a private Company, registered under the provincial laws of British Columbia, Canada. On September 8, 2004, we entered into an agreement with SAGCA for the Exchange of Stock for Assets which was cancelled on Oct 1, 2005 by both parties of the agreement for restructuring. On April 1, 2006, we entered again into an agreement with SAGCA for an exchange of Stock for Stock, However, due to the fact that Canadian Government restricts foreign ownership of Canadian Airlines, we could only receive non-voting stock of SAGCA in exchange of our voting stock, turned into an unfair deal for our shareholders, as well as consolidation of the financial statements became an extremely complicated task for the managements of both companies. In light of the aforementioned facts, on November 20, 2006, we decided to unwind all agreements with the airline and on November 29, 2006 we entered into a Release & Settlement Agreement with SAGCA and cancelled the merger with SAGCA. See exhibits on page #56 “Release & Settlement Agreement”.

During the fiscal year 2006, we raised equity capital under private placement subscription agreements in the aggregated amount of $232,400, funds were raised privately through the sale of our stock, common shares, at the fixed price of $1.00 per share to prior business associates of SAGCA, all of the investors were from British Columbia, Canada (see Item# 26 on page #54 for details of our Shareholders). Since our merger agreement with SAGCA was still active at the time these funds were raised, $227,400 were advanced to SAGCA, however, on November 20, 2006, when merger cancellation was decided, we entered into a loan agreement with SAGCA and converted funds advanced to SAGCA into a loan, term of the loan is 10-Year with 6% interest, payable quarterly and repayment at the end of the term. See exhibits for Loan Agreement with SAGCA. Upon cancellation of the merger with SAGCA, we conducted an in-house extensive research on various industries and on November 29, 2006, we decided to adopt Equipment Lease & Finance industry.

Our Current Business:
We have been in the development stage and incurred losses since our inception. We do not have any operations, earnings/income, profits, capital resources, financing arrangements, letters of intent or funding commitments. Our business is at the conception level, we have only written a comprehensive business plan to adopt equipment lease and finance industry which can not be implemented until all of the shares being offered under this offering have been sold and we have received $5.75 Million in gross proceeds. We have not leased an office facility and have not secured any lease agreements with any of the prospective clients. We have not recruited any office personnel or staff members on regular salary. We do not have any current distribution methods or principal suppliers.

Senior Management:
Presently, Mr. Mohammad Sultan, is the sole-member of our senior executive team, possess extensive financial and business experience and substantial business contacts in British Columbia, Canada.

On the following pages, we will briefly discuss our proposed business, planning, start-up capital requirements to launch our intended operations, our proposed services, assets to be purchased  for leasing to our prospective clients, industry insight, market conditions, Company’s plan to raise capital through this offering, our prospective clients and their Affiliations with our Company or Directors an/or officers.

OUR PROPOSED BUSINESS
Philosophy and Strategy:
Our philosophy will be to operate as a Lease & Finance Company emphasizing prompt, personalized customer service to the businesses located in British Columbia, Canada. We have adopted this philosophy in order to attract customers and acquire market share now controlled by other leasing companies or banks in our primary service area. Accordingly, to carry out our philosophy we have developed a business strategy involving the following key elements:

Proposed services:
Our initial service segment is limited to equipment leasing; we would purchase equipments after a lease agreement has been entered into with a prospective client. Lease rate shall be determined on a case by case basis, after a careful review and analysis of the prospective client’s needs, however, we will charge a fixed premium at the rate of 1% per month of the cost of equipment to the Company. Term of the lease would depend on the useful life of the particular equipment. For example, a prospective client approaches us for leasing a Yacht under a 6-year term and desires to have option to purchase at the end of the lease term with $1.00, after client has been approved for the lease, we would offer the following typical terms:

Cost of Equipment:	$1,000,000
Lease Term:	6-Years (72 Months)
Fixed Rate:	$13,888.88 ($1,000,000 / 72 = $13,888.88) Per Month + Premium
Premium:	$10,000 (1% of the capital cost of equipment Per Month)
Sales Tax:	$1,672.22
Invoice Out:	$25,561.10 Per Month
Gross ROI:	12% Per Annum - $10,000 Per Month ($10,000 X 72 = $720,000)

Market for our proposed Services:
"For over 40 years, American business has increased the use of leasing, recognizing that the value of equipment comes from its use, not its ownership. Equipment leasing continues to mean investment in productive assets, economic growth and productivity, and the high quality jobs associated with technological and productive equipment, which makes up the bulk of leased assets. More companies, particularly small companies, acquire new productive equipment through leases than through loans. Of the $850 billion spent by business on productive assets in 2006, $229 billion, or 27 percent, is estimated to have been acquired by American businesses through leasing."

(Source: Equipment Leasing and Finance Association 1996-2007)

Capital Requirements:
Initially, we need $5.75 Million to launch our intended operations and implement our business plan. We intend to raise required capital under this offering. After completion of this offering, we may need more capital to expand our operations within 6 months.

Quality Employees:
We intend to hire highly trained and seasoned staff, preferably with existing customer relationships established through prior leasing or financial experience. We plan to train our staff to answer questions about all of our services so that the first employee the customer encounters can not only resolve the customer's leasing related questions, but can also suggest a customized services that may be of interest to the customer. We are committed to hiring experienced and qualified staff, although this may result in higher personnel costs than are typically experienced by similar institutions.

Board of Directors:
Our board of directors will consist predominately of long time residents of British Columbia and will be sensitive and responsive to the needs of the communities we serve. Additionally, our board of directors will represent a wide array of business and industry experience. We expect that the directors will bring substantial business and financial resources to us as a result of their experience and involvement.

Distribution Methods:
Our intended distribution methods are direct communication with the prospective clients on a 1-on-1 basis to be conducted by our management team compensated by salary. We do not intend to outsource distribution of our services through sales agents, commission agents, marketing agents. We intend to implement an active leasing 1-on-1 program to promote us. The purpose of this program will be to visit prospective clients, to describe our services and to invite them to do business with us. We will focus on providing individualized and customized service and attention to our target customers, which include small to medium-sized businesses. As our employees, officers and directors become familiar with our customers, we will respond to lease requests quickly and be more flexible in approving leases based on asset quality and personal knowledge of the customer.

Competition:
We plan to position ourselves as a focused lessor and more responsive to customer requests and to the leasing needs of businesses within the markets we serve, with a guaranteed fast track approval of the lease applications and fast turn around than our competition. Our lease approval policies will provide for various levels of officer lending authority. When the amount of total lease to a single client exceeds that individual officer's lending authority, either an officer with a higher lending limit or our Lease Committee will determine whether to approve the lease request. We will not make any lease to any of our directors or executive officers unless our board of directors first approves the lease, and the terms of the lease are no more favorable than would be available to any comparable lessee. Our management team has not yet established any minimum or maximum lease limits. These limits will increase or decrease as our capital increases or decreases as a result of its earnings or losses, among other reasons. We may sell participations in our leases to other leasing companies in order to meet all of the leasing needs of our clients. Initially, we will have limited working capital to fund our anticipated lease growth.

Marketing Strategies
We plan to promote the Company and to develop its image as a global service provider with an emphasis on quality service and personal contact. We will also use traditional sources such as international newspaper advertisements and local event sponsorship; however, we plan to focus our marketing efforts on our formal leasing 1-on-1 program to leverage existing relationship of directors and executive officers. Our leasing services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract our target customers and increase our market share. We will offer small businesses, professionals and entrepreneurs superior lease services while charging a little extra or above the market rate as premium for the flexibility and using technology. We believe our broad array of leasing services will enhance our business relationships. We will aggressively lease equipments to creditworthy lessees within British Columbia, Canada. Initially, we will have limited working capital to fund our anticipated lease portfolio’s growth. Through our equity or debt offerings, our ability to attract investors will serve as our primary source of working capital to fund purchase of equipments for lease. To provide additional sources of working capital, we plan to maintain a Bank line of credit with one or more banks which will permit us to borrow against our lease portfolio at preferred rates. We will emphasize on large equipment leases, including long haul, wide-body Boeing aircraft for licensed, commercial airlines as well as commercial equipment leases to small-medium-sized businesses and professionals.

Credit Risks
The principal economic risk associated with each category of lease that we expect to make is the creditworthiness of the lessee which is affected by general economic conditions, the strength of the relevant business market segment and Lessee 's ability to make monthly payments. Our lease agreements would cover among other items, insurance coverage for certain risks and possible damages to the equipment, equipment maintenance clause and any tear and wear policies available naming SAG as the insured party or beneficiary to minimize any possible material risk.

Proposed Principal Suppliers:
Our principal suppliers would be other leasing companies, financial institutions, banks, insurance companies, equipment manufacturers, distributors and vendors. Exact names of our principal suppliers would be disclosed upon availability.

We have to depend on a few major customers;
Initially, we will depend on a few major prospective clients, presently, we have not negotiated any lease terms under any material arrangements, agreements, contracts and/or understandings with 5 prospective Clients who are willing to enter into lease agreements with us subject to availability of funds to us. Names of the prospective clients would be disclosed upon entering into a material agreement with them.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration;
-None-

Need for any government approval of principal services.
We do not need governmental approval for our intended principal lease and finance services, however, we are required to be registered in the province of British Columbia, as an extra-provincial (Non-BC) Company in order to operate out of British Columbia, as well as we are required to obtain “Business License” from the local municipality “Surrey, BC” where we hold our office(s), both approvals expire annually and need to be renewed on an annual basis.

Effect of existing or probable governmental regulations on the business
Currently, equipment leasing is not regulated by the provincial or federal governments of Canada, however, this may change in the future and we may be required to obtain necessary licenses, if this happens, it would delay to operate. We do not intend to do business in the United States within the next 12 months.

Employees
Currently, we do not have any employees, Mr. Mohammad Sultan, our President, CEO, CFO and sole-director is working as an independent contractor, see exhibits on page #45 for Consulting Agreement with Mohammad Sultan, when we begin operations, initially the Company will have 4 full-time employees on its payroll:

(1)           President, CEO & CFO

Name	Position	Major Provisions & Terms
Mohammad Sultan	President, CEO, CFO And Sole-Director	Term: 5-Years From: December 18, 2003-to-December 17, 2008 Compensation: 10,000 Common Shares Per Month Total shares: 600,000 to be issued upon completion of the term

(2)         Vice President (To be recruited) - Nature of services to be rendered by our VP:
a.           Implementing and acting on the company's core values and financial goals.
b.           Ensure that the company's metrics are accurately reported, meaningful, and focus the company on attainingits goals.
c.           Review reports to analyze monthly projections against actual figures, budgeted expenses against finaltotals, and suggest methods of improving the planning process as appropriate.
d.           Assist leadership of the company in identifying opportunities for improvement and creating strategic plans.
e.           Conduct analyses and prepare financial reports which aid the company in maximizing both short-term andlong-term profitability.
f.           Recruit, select, train, develop and retain a staff that meets the goals of the organization in concurrence withthe company's strategic plans.

(3)         Chief Financial Officer (To e recruited) - Nature of services to be rendered by our CFO:
a.           Maintaining responsibility for the timely completion and submission of all SEC filings
b.           Preparing and ensuring the accuracy of financial statements
c.           Establish and maintain systems and controls, which verify the integrity of all financial information.
d.           Complete all financial reporting and ensure the accurate and timely dissemination of financial reports, bothinternally and externally.
e.           Develop and administer policies and procedures, which ensure the company's assets are properlysafeguarded.
f.           Create, and analyze accounting processes and continually monitor the processes to determine areas needingimprovement.
g.           Set expectations and monitor compliance that all subsystems and accounts are reconciled to the generalledger records.
h.           Preparation of the company's annual and 5-yr budgets.

(4)         Receptionist (To be recruited) - Nature of services to be rendered by our Receptionist:
a.           Answering and forwarding electronic, telephonic, facsimile inquiries
b.           Communication management inbound & outbound
c.           Warm welcome to visitors & Concierge Services
d.           Data entry, records, referrals & book keeping
e.           Fast typing & photocopying

Understandings with the Prospective Clients:
Presently, we have not entered into any material agreement with any of our prospective clients, subject to completion of this offering, we believe to be in the position financially to secure equipment lease agreements at that time.

Description of property:
Company’s registered offices are located at 7164-120th Street, Surrey, British Columbia, Canada, V3W 3M8. We have not entered into an office lease agreement, our cost at the present for the office is a nominal monthly fee of $35. Upon completion of this offering, we intend to rent an office facility in the city of Surrey, British Columbia, Canada, see Use of Proceed on page #11 for details. Our telephone number is 604-722-2147 and our fax number is 604-288-5064. Our Web site address is www.pacificleasegroup.com, we own this domain name, information contained on our Web site does not constitute a part of this memorandum.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following plan of operations is in compliance of Item 303 of Regulation-SB and should be read in conjunction with our audited financial statements for the fiscal year ended December 31, 2006 and our unaudited financial statements for the six month period ended June 30, 2007.

Plan of Operations
The registrant plans to operate in the equipment lease and finance industry as a Commercial Lessor. A comprehensive business plan has been written by the management which has capital requirement of $5.75 Million before it can be implemented. We are in the development stage and will remain in that stage until this offering is completed. If we fail to complete this offering in a timely manner, we would be unable to satisfy our cash requirements by the end of fiscal year 2008 and if succeeded, we will hire 4 employees. Our President and CEO, Mr. Mohammad Sultan has paid to cover legal costs associated with this offering and agreed to loan to the Company all other costs associated with this offering. For the next 12 months, we will focus to achieve the following milestones:

Milestones for the next 12 months (September 1, 2007 – August 31, 2008)

1.	Raise $5.75-Million Equity Capital under this offering (Timeline to complete is 12-Weeks and Budget for completion is $25,000), steps needed to raise capital:

a.	Update Business Plan for the next 5-years (2008 - 2012)
b.	Appoint Transfer Agent and provide registered stock-ledger (Jan 2007 - Done)
c.	Apply and achieve CUSIP number for the Company’s common stock (Jan 2007 - Done)
d.
Provide complete due diligence package, appropriate exhibits, certified shareholder list, transfer agent information, financial statements and audit coordination to OTC Market Consulting, LLC. for their consideration to file form-211. (Jan 2007 - Done).

e.	File sb-2 registration statement and this prospectus with the U. S. Securities and Exchange Commission (Jan 2007 – Done)
f.	Revise/amend and file sb-2 registration statement and this prospectus as per SEC compliance/comments (24-weeks).
g.	Achieve effectiveness status of sb-2 registration statement (4-Weeks)
h.	Prepare and File Form-211, application for listing on NASD-OTCBB (1-Week)
i.	NASD Comments/Clearance and OTCBB listing (4-weeks)
j.	Market establishment for the common stock of the Company, achieve trading status (2-weeks)

(2)	Build a customer base (Timeline 2-Weeks after completion of this offering):

a.	Secure Equipment Lease Agreements with the prospective clients
b.	Purchase equipments from the suppliers/manufacturers
c.	Start generating monthly revenue
d.	Sell lease agreements in the secondary markets for cash to minimize credit risk and maximize cash flow.

Off-balance sheet arrangements
-None-

Results of Operation for the period ended June 30, 2007

We did not have any operating income from inception (March 31, 2000) through June 30, 2007. For the six month period ended June 30, 2007, we had a loss from operations of $55,195, as compare to $ 28,751, for the period ended June 30, 2006, an accumulated deficit of $116,382, as compare to $ 54,605 for the period ended June 30, 2006, and a working capital deficiency of $ 13,320 as compare to $ 114,661 for the period ended June 30, 2006. Some general and administrative expenses accrued during the period ended June 30, 2007 were comprised of costs mainly associated with legal, accounting, filings and transportation.

Results of Operations for the period ended December 31, 2006

We did not have any operating income from inception (March 31, 2000) through December 31, 2006. For the period ended December 31, 2006, we had a loss from operations of $ 35,333, as compare to $ 13,898, for the period ended December 31, 2005, an accumulated deficit of $ 61,187, as compare to $ 25,854 for the period ended December 31, 2005, and a working capital deficiency of $ 4,998 as compare to $ Nil for the period ended December 31, 2005.

Liquidity and Capital Resources
As of June 30, 2007, we had closed private placement subscription agreements in the aggregated amount of $232,400, we have no other capital resources and will rely upon the issuance of common stock and loans from our major shareholder and CEO, Mr. Mohammad Sultan, who has been funding our administrative expenses since December 18, 2003, when he acquired 95% of the Company’s issued and outstanding stock at that time. As of June 30, 2007, Mr. Sultan had loaned $ 84,930 to the Company, see under shareholders loan in the financial statements of this report, this loan is interest-free of which repayment has been deferred indefinitely, there is no agreement with Mr. Sultan and he is not legally obligated to fund the Company, however, Mr. Sultan has indicated to fund Company’s operating expenses, pending income from our intended operations. At June 30, 2007, we held $215,218 in assets, comprising Interest Receivable, Property & Equipment and Note Receivables. We are in the development stage and have incurred losses since inception and have no operating history. We are assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future. The successful outcome of future activities cannot be determined at this time, and there has been no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, no director, executive officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, during the year ended December 31, 2006, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

1.    Equity Stock for Services
On November 29, 2006, we entered into a consulting agreement with Mr. Karl Dhillon (Mr. Karl Dhillon is related to Mr. Jag Dhillon, President & CEO of “SAGCA”) to serve the Company as an executive officer in the capacity of Chief Financial Officer under a 10-year term starting from December 01, 2006 and ending on November 30, 2016, services were to be rendered for an aggregated number of 960,000, restricted shares of the Company, 8,000 shares per month  in compensation, pursuant to the terms and conditions of the respective consulting agreement. On November 29, 2006, we also entered into a consulting agreement with Mr. Mahmood Mawji to serve the Company as an executive officer in the capacity of Vice-President, under a 10-year term starting from December 01, 2006 and ending on November 30, 2016, services were to be rendered for an aggregated number of 960,000, restricted shares of the Company, 8,000 shares per month in compensation, pursuant to the terms and conditions of the respective consulting agreement, with first installment was to be issued on January 01, 2007. As of December 31, 2006, both officers had not rendered any services to the Company and been non-responsive to Company’s requests to provide the contractual services, therefore, Company had no option but to consider the an early termination of the aforementioned consulting agreements, Company has filed an 8-K on April 13, 2007 to report early termination of a material definitive agreement and Departure of Directors or Principal Officers.

2.    Equity Stock for Cash:
From January 31 to October 31, 2006, we raised equity capital under private placement subscription agreements in the aggregated amount of $232,400, funds were raised privately through the sale of our stock, common shares, at the fixed price of $1.00 per share to prior business associates of SAGCA, all of the investors were from British Columbia, Canada.

Since our merger agreement with SAGCA was still active at the time these funds were raised, $227,400 were advanced to SAGCA, however, on November 20, 2006, when merger cancellation was decided, we entered into a loan agreement with SAGCA and converted funds advanced to SAGCA into a loan, term of the loan is 10-Year with 6% interest, payable quarterly and repayment at the end of the term. The Principal Sum and all accrued but unpaid Interest at the rate aforesaid will become due and payable on the 21st day of November, 2016. Loan Agreement with SAGCA was filed on November 30, 2006 under 10-qsb as an exhibit 10.2 for the period ended September 30, 2006. For detailed information on all of our minority shareholders, to whom we sold the shares for cash under their respective subscription agreements; Please see Item 26 on page #53.

3.    Equity Stock for Stock:
On September 8, 2004, we entered into an agreement with Service Air Group Inc. based in British Columbia, Canada (“SAGCA”) for the Exchange of Stock for Assets which was cancelled on Oct 1, 2005 by both parties of the agreement for restructuring. On April 1, 2006, we entered again into an agreement with SAGCA for an exchange of Stock for Stock, However, due to the fact that Canadian Government restricts foreign ownership of Canadian Airlines, we could only receive non-voting stock of SAGCA in exchange of our voting stock, turned into an unfair deal for our shareholders, as well as consolidation of the financial statements turned into an extremely complicated task for the managements of both companies. In light of the aforementioned facts, on November 20, 2006, we decided to unwind all agreements with the airline and on November 29, 2006 we entered into a Release & Settlement Agreement with SAGCA and cancelled the merger with SAGCA. See exhibits on page #55 “Release & Settlement Agreement”.

As of June 30, 2007, the Company owed $84,930 (December 31, 2006 - $50,923) to a director and officer of the Company.  The director and officer has agreed to defer payment indefinitely and there are no interest terms.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our authorized capital consists of 100,000,000 shares of $0.0001 par value common stock, and 20,000,000 preferred stock. As of December 31, 2006, we had 5,482,400 shares of common stock issued and outstanding, of which about 91%, was held by our officers, directors, employees, or affiliates.

There is currently no trading market for our shares, so purchasers of our common stock may find it difficult or impossible to dispose of them. We intend to apply to the National Association of Securities Dealers (“NASD”) to have our shares quoted on the Over-the-Counter Bulletin Board (“OTC-BB”) electronic quotation system, but we cannot assure you when, if ever, an active trading market in our shares will develop. Upon the effectiveness of the registration statement of which this prospectus is a part, all 5,750,000 shares of our common stock being registered hereunder will become eligible for resale. Should a trading market in our stock develop, and should a significant number of these eligible shares be offered for sale, our stock price would likely fall.

Holders of Common Stock:
As of December 31, 2006, there were 76 holders, beneficially or of record, of our common stock:

Name of Shareholder	Address of Shareholder	Number of Shares Held
Mohammad Sultan	13093-88Th Ave. Surrey, BC, V3W 3K4	5,000,000
Service Merchants Corp.	9175 Mainwaring Rd. Sidney, B.C. V8L 1J9	250,000
74 - Minority Shareholders (1)	All Residents of British Columbia, Canada	232,400

(1) See details on minority shareholders under Item 26  on page #53.

Transfer Agent
The Transfer Agent and Registrar for our common stock is Fidelity Transfer Company, 1800 South West Temple, Suite 301, Salt Lake City, UT 84115.

Preferred Stock
As of the date of this memorandum, there are no shares of Preferred Stock outstanding. Under New Jersey law and our Certificate of Incorporation, no action by our stockholders is necessary, and only action of our Board of Directors is required to authorize the issuance of any Preferred Stock. The Board of Directors is authorized to establish one or more classes or series of shares, to designate each class or series and to fix the terms of each class or series, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences. Accordingly, the Board of Directors, without stockholder approval, may issue Preferred Stock having rights, preferences, privileges or restrictions, including voting rights, which may be greater than the rights of holders of Common Stock.

Dividend Policy
Holders of our common stock are entitled to receive such dividends as our board of directors may declare from time to time from any surplus that we may have. However, we have not paid any cash dividends since our inception, and it is unlikely that we will pay cash dividends on the common stock in the foreseeable future.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to us in all capacities by the Chief Executive Officer, President (Principal Executive Officer) and the Company’s two most highly compensated executive officers for the year ended December 31, 2005 and December 31, 2006. We did not pay any salary to any of our executive officers for the fiscal year ended at December 31, 2005 or 2006.

Summary Compensation Table
The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception March 31, 2000 to December 31, 2006.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARS (#)	LTIP payouts ($)	All Other Compen- sation ($)
Mohammad Sultan, President, CEO & CFO (1)	2004 2005 2006	Nil	Nil	Nil	120,000 120,000 120,000	Nil	Nil	Nil

Employment/Consultant Agreements
(1)
Became President, Chief Executive Officer and Chief Financial Officer through acquisition of 95% of the issued and outstanding common stock of the Company on December 18, 2003, since then Mr. Sultan has served the Company in the capacity of President, CEO and CFO, has not received any salary from the Company, has earned compensation of 360,000 shares at the par value $0.0001 based on 10,000 shares per month, has deferred issuance of any stock for his services until the end of his term on December 17, 2008 to be adjusted in case of early termination or resignation. See Consultant Agreement with Mohammad Sultan under exhibits on page #55, our President, Chief Executive Officer, Chief Financial Officr and Sole-Director.

Director Compensation:
None of our directors have received monetary compensation since our inception till December 31, 2006. We currently do not pay any compensation to our directors serving on our board of directors.

Stock Option Grants:
We have not adopted a stock option plan for our directors or officers. We anticipate to adopt such a plan in the near future in the event that the company becomes profitable.

Employee Stock Benefit Plan
At present, we have no employee stock benefit plan. We intend to adopt a plan in the future.

Code of Ethics:
On December 31, 2004, the Board of Directors adopted a Code of Ethics for Senior Financial Officers, which include the President, Executive Vice President and Chief Financial Officer. The Code of Ethics was adopted in accordance with Item 406 of Regulation S-B. See exhibits on page #55 for our Code of Ethics.

FINANCIAL STATEMENTS

Our financial statements along with Auditor’s Report as of December 31, 2006 are attached as part of this prospectus.

Our unaudited financial statements for the quarterly period ended June 30, 3007 are attached as part of this prospectus.

SERVICE AIR GROUP, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

DECEMBER 31, 2006

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Service Air Group Inc.

We have audited the accompanying balance sheet of Service Air Group Inc. as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the year then ended. Financial statements as of December 31, 2005, 2004 and 2003 and the related statements of operations, stockholders’ equity and cash flows for those years ended were audited by another auditing firm and included in Registration statement SB-2 filed with the United States Securities and Exchange Commission.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Service Air Group Inc. as of December 31, 2006 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company’s net losses and working capital deficits as of December 31, 2006 raise substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 28, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501

Service Air Group, Inc. (Development Stage Company)	Statement 1
Balance Sheet
As at December 31,
US Funds

ASSETS	2006	2005
Current
Interest Receivables	$6,405	$-

Long – Term
Property and equipment (Note 4)	$688	$984
Note Receivables (Note 8)	$227,400
	$234,493	$984

LIABILITIES
Current
Accounts payable	$11,403	-
Long – Term
Due to SAG Canada (Note 6)	-	10,638
Due to Shareholder (Note 6)	50,923	15,250
	62,330	25,888

Stockholders’ Deficit (Note 4)
Common stock, $0.0001 par value, 100,000,000 shares
Preferred stock, $0.0001 par value, 20,000,000 shares
Issued and outstanding
5,482,400 shares of common stock	548	525
Additional paid in capital	232,802	425
Deficit (Statement 2)	(61,187)	(25,854)
	172,163	(24,904)
	$234,494	$984
ON BEHALF OF THE BOARD:

   /s/ Mohammad Sultan                              , Director
- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)	Statement 2
Statement of Operations
For the Years Ended December 31,
US Funds

	2006	2005	Inception to 2006
Interest Revenue	$6,405		6,405
Expenditures
Automotive	$17,478	$4,818	$22,296
Depreciation	296	174	470
Filing and listing fees	4,281	4,663	8,944
Legal and professional	19,683	4,243	35,883
Loss from operations	41,738	13,898	67,592
Net Loss for the year	$(35,333)	$(13,898)	$(61,187)
Net Loss per share - basic and diluted	(0.006)	(0.003)	(0.011)
Weighted average number of shares outstanding	5,482,400	5,250,000	5,482,400

Statement of Deficit
For the Years Ended December 31,
US Funds

	2006	2005	Inception to 2006
Deficit – Beginning of Year	$(25,854)	$(11,956)	$-
Net loss	(35,333)	(13,898)	61,187
Deficit – End of Year	$(61,187)	$(25,854)	$61,187

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)	Statement 3
Statement of Stockholders’ Deficiency
US Funds

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Inception, March 30, 2000	-	$-	$-	$-	$-
Stock issued for cash at $0.0001 per share	5,000,000	500	-	-	500
Stock issued for cash at $0.001 per share	250,000	25	225	-	250
Development stage net loss	-	-	-	(837)	(837)
Balance December 31, 2000	5,250,000	$525	$225	$(837)	$(87)

Capital contributed by shareholders	-	$-	$124	$-	$124
Development stage net loss	-	-	-	(926)	(926)
Balance December 31, 2001	5,250,000	$525	$349	$(1,763)	$(889)

Capital contributed by shareholders	-	$-	$76	$-	$76
Development stage net loss	-	-	-	(1,112)	(1,112)
Balance December 31, 2002	5,250,000	$525	$425	$(2,875)	$(1,925)

Development stage net loss	-	-	-	(1,525)	(1,525)
Balance December 31, 2003	5,250,000	$525	$425	$(4,400)	$(3,450)

Development stage net loss	-	-	-	(7,556)	(7,556)
Balance December 31, 2004	5,250,000	$525	$425	$(11,956)	$(11,006)

Development stage net loss	-	-	-	(13,898)	(13,898)
Balance December 31, 2005	5,250,000	$525	$425	$(25,854)	$(24,904)

Stock issued for cash at $ 1.00 Per share	232,400	$23	$232,377	$-	$232,400
Development stage net loss	-	$-	$-	$(35,333)	$(61,187)
Balance December 31, 2006	5,482,400	$548	$232,802	$(61,187)	$171,213

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)	Statement 4
Statement of Cash Flows
For the Years Ended December 31,
US Funds

	2006	2005	Inception to 2006
Cash flows from operating activities
Net loss for the year	$(35,333)	$(13,897)	$(61,187)
Depreciation	$296	$174	$470
Changes in working capital	-	-	$3,451
	$(35,038)	$(13,723)	$(57,266)

Cash flows from financing activities
Proceeds from sale of Common stock	$232,400	$-	$233,150
Shareholder capital contribution		-	200
Advances from SAG Canada	$-	$10,638	$10,638
Advances from shareholder	$35,673	$4,243	$50,923

Cash flows from investing activities
Purchase of equipment	$(688)	$(984)	$(1,158)
Loan to SAG Canada	$(227,400)	-	$(227,400)
Increase (Decrease) in Cash	-	-	-
Cash position – Beginning of year	-	-	-
Cash position – End of Year	$-	$-	$-

- See Accompanying Notes -

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2006
US Funds

1.	Organization and Going Concern

Service Air Group, Inc. (“the Company”) was incorporated on March 31, 2000 in the State of New Jersey.  The Company was incorporated under the name of Segway V Corp and on January 27, 2004 the Company changed its name to Service Air Group, Inc.  The Company’s fiscal year end is December 31 with its initial period being from March 31, 2000 to December 31, 2000.

The Company is considered to be in the initial development stage and has incurred losses since inception. To date the Company has had no business operations and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business.

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future. As at December 31, 2006, the Company has a loss from operations of $35,333, an accumulated deficit of $61,187 and a working capital deficiency of $67,710. The Company intends to fund operations through equity financing agreements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.

Thereafter, the Company will be required to seek additional funds, either through debt and/or equity financing, to finance its long-term operations.  The successful outcome of future activities cannot be determined at this time, and there has been no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

a)      Basis of Presentation

These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

b)      Foreign Currency Translation

The Company’s functional and reporting currency is the U.S. dollar.  All transactions initiated in other currencies are re-measured into the functional currency as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)      Non-monetary assets and liabilities, and equity at historical rates, and
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2006
US Funds

2.	Significant Accounting Policies - Continued

c)      Use of Estimates and Assumptions

Preparation of the Company's financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d)      Cash and Cash Equivalent

The Company considers all liquid investments, with an original maturity of 90 days or less when purchased, to be cash equivalents.

e)      Property and equipment

Property and equipment are stated at cost. Depreciation is computed using the declining balance method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense as incurred, as are any items purchased which are below the Company's capitalization threshold of $1,000.

For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in income for the period.

f)      Obligations under Capital Lease

Leases are classified as either capital or operating.  Leases that transfer substantially all of the benefits and risks of ownership of property to the Company are accounted for as capital leases.  At the time a capital lease is entered into, an asset is recorded along with its related long-term financing obligation, net of interest.  Interest on capital lease financing is expensed as financing payments are made.  Payments made under operating leases are expensed as incurred.

g)      Environmental

The Company conducts its operations in a manner to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations.

h)      Capital Stock

Capital stock issued for non-monetary consideration is recorded at an amount based on fair market value as determined by the board of directors.

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2006
US Funds

2.	Significant Accounting Policies - Continued

i)      Stock Based Compensation

Effective from fiscal 2004, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”.  SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost is measured based on the fair value of the equity or liability instruments issued.  The adoption of this accounting policy did not have any effect on prior periods.

j)      Loss per Share

Basic loss per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year.  The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share.

k)      Income Taxes

Income taxes are accounted for using the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

3.	Financial Instruments

The carrying values of the Company’s financial instruments consisting of accounts payable, and amounts due to related parties, materially approximate their respective fair values at each balance sheet date due to the immediate or short-term maturity of these instruments

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2006
US Funds

4.	Equipment

	Cost	Accumulated Amortization	2006 Net Book Value	2005 Net Book Value
Computer Equipment	$1,158	$470	$688	$984
	$1,158	$470	$688	$984

5.	Capital Stock

a)	The Company's capitalization is 100,000,000 shares of common stock with a par value of $0.0001 per share and 20,000,000 shares of preferred stock with a par value of $0.0001 per share.

b)	The Company has 5,482,400 common shares issued and outstanding.

c)	The Company has not granted any stock options and has not recorded any stock-based compensation.

6.	Related Party Transactions

As of December 31, 2006, the Company had the following amounts owing to a director, officer and shareholder of the Company, the shareholder has agreed to defer payment indefinitely and there are no interest terms. SAG Canada is the former merger party to the Company who has waived amount owing to it when it entered into an agreement with the Company for “Exchange of Stock for Stock” on April 01, 2006 which was terminated on November 29, 2006.

	2006	2005
SAG Canada	$0	$10,638
Mohammad Sultan	$50,923	$15,250
	$50,923	$25,888

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount or consideration established and agreed to by the related parties.

7.	Income Taxes

The Company has accumulated net operating losses for U.S. federal income tax purposes of approximately $35,333, which may be carried forward and used to reduce taxable income of future years.  These losses expire between 2020 and 2025.

Service Air Group, Inc. (Development Stage Company)
Notes to Financial Statements
December 31, 2006
US Funds

7.	Income Taxes - Continued

	2006	2005
Loss before income taxes for accounting and tax purposes	$(35,333)	$(13,897)
Tax rate	35%	35%
Expected tax recovery for the year	(12,367)	(4,864)
Valuation allowance	12,367	4,864
Tax recovery for the year	$-	$-

8.	Subsequent Events

On September 8, 2004, Company entered into an agreement with Service Air Group Inc. (“SAGCA”), a private commercial airline, registered under the provincial laws of British Columbia, Canada, for the Exchange of Stock for Assets which was cancelled on Oct 1, 2005 by both parties of the agreement for the purpose of restructuring. On April 1, 2006, Company entered again into an agreement with SAGCA for an exchange of Stock for Stock, however, due to the fact that Canadian Government restricts foreign ownership of Canadian Airlines, Company could only receive non-voting stock of SAGCA in exchange of its voting stock, turned the transaction into an unfair deal for Company's shareholders, as well as consolidation of the financial statements turned into an extremely complicated task for the management. In light of the aforementioned facts, on November 20, 2006, Company decided to unwind all agreements with the airline and on November 29, 2006 Company entered into a Release & Settlement Agreement with SAGCA and cancelled the merger which was filed with the SEC on November 30, 2006 under form 10-qsb as an exhibit 10.1 for the period ended September 30, 2006.

On November 29, 2006, Company decided to adopt Lease & Finance industry and completed writing its our own comprehensive business plan. We have been in the development stage since our inception. From January 31, 2006 to October 31, 2006, Company raised equity capital under private placement subscription agreements in the aggregated amount of $232,400, funds were raised privately through the sale of our stock at the fixed price of $1.00 per share to prior business associates of SAGCA, all of the investors were Non-US. Since Company's merger with SAGCA was still active at the time these funds were raised, $227,400 were advanced to SAGCA, however, on November 20, 2006, when merger cancellation was decided, Company entered into a loan agreement with SAGCA and converted funds advanced to SAGCA into a loan, term of the loan is 10-Years with 6% interest, payable quarterly and repayment at the end of the term. Company received a promissory note from SAGCA for the amount of $227,400 issued on November 20, 2006 and has a due date of November 21, 2016. Loan agreement including promissory note was filed with the SEC on November 30, 2006 under form 10-qsb as an exhibit 10.2 for the period ended September 30, 2006.

SERVICE AIR GROUP, INC.
(A Development Stage Company)
INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
Stated in US Dollars
Unaudited – Prepared by Management

Service Air Group, Inc. (A Development Stage Company)	Statement 1
Interim Balance Sheets
Unaudited – Prepared by management
US Funds

ASSETS	June 30, 2007	December 31, 2006
Current
Interest receivable	$-	$6,405

Equipment ( Note 3 )	1,586	688
Note receivable ( Note 6 )	213,632	227,400

	$215,218	$234,493

LIABILITIES
Current
Accounts payable and accrued liabilities	$13,320	$11,407

Due to related party ( Note 5 )	84,930	50,923
	98,250	62,330

STOCKHOLDERS’ EQUITY
Capital stock ( Note 4 )	548	548
Additional paid in capital	232,802	232,802
Deficit ( Statement 2)	(116,382)	(61,187)
	116,968	172,163

	$215,218	$234,493
Organization and Going Concern ( Note 1 )

ON BEHALF OF THE BOARD:

/s/Mohammad Sultan                     , Director
                                                            , Director

The accompanying notes are an integral part of these financial statements.

Service Air Group, Inc. (A Development Stage Company)	Statement 2
Interim Statements of Loss
For the Three and Six Months Ended June 30
Unaudited – Prepared by management
US Funds

	Three Months ended June 30		Six Months ended June 30		Cumulative from Incorporation March 31, 2000 to June 30, 2007
	2007	2006	2007	2006
Expenses
Accounting and auditing	$1,700	$-	$5,700	$10,450	$26,786
Legal and professional	21,443	13,867	25,322	6,066	35,440
Bad debts	27,042	-	27,042	-	27,042
Automotive	839	5,290	1,165	10,467	23,461
Depreciation	44	74	118	148	588
Filing and listing fees	2,388	1,639	6,186	2,110	13,403
Transfer/resident agents	-	-	727	-	727
Office rent	101	-	197	-	197
Website, phone and fax	402	-	707	-	707
Traveling and meetings	510	-	510	-	510
Miscellaneous	-	-	795	-	795
	54,469	20,870	68,469	29,241	129,656

Interest income	(3,458)	(490	(13,274)	(490	(13,274)

Net loss	$51,011	$20,380	$55,195	$28,751	$116,382
Net loss per share – basic and diluted	0.01	0.00	0.01	0.01
Weighted average number of shares outstanding	5,482,400	5,482,400	5,482,400	5,323,900

Interim Statements of Deficit
For the Three and Six Months Ended June 30
Unaudited – Prepared by management
US Funds

	Three Months ended June 30		Six Months ended June 30		Cumulative from Incorporation March 31, 2000 to June 30, 2007
	2007	2006	2007	2006

Deficit, beginning of period	$65,371	$34,225	$61,187	$25,854	$-
Net loss	51,011	20,380	55,195	28,751	116,382
Deficit, end of period	$116,382	$54,605	$116,382	$54,605	$116,382

The accompanying notes are an integral part of these financial statements.

Service Air Group, Inc. (A Development Stage Company)	Statement 3
Interim Statements of Stockholders’ Equity
Unaudited – Prepared by management
US Funds

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Incorporation, March 30, 2000	-	$-	$-	$-	$-
Stock issued for cash at $0.0001 per share	5,000,000	500	-	-	500
Stock issued for cash at $0.001 per share	250,000	25	225	-	250
Development stage net loss	-	-	-	(837)	(837)
Balance December 31, 2000	5,250,000	525	225	(837)	(87)

Capital contributed by shareholders	-	-	124	-	124
Development stage net loss	-	-	-	(926)	(926)
Balance December 31, 2001	5,250,000	525	349	(1,763)	(889)

Capital contributed by shareholders	-	-	76	-	76
Development stage net loss	-	-	-	(1,112)	(1,112)
Balance December 31, 2002	5,250,000	525	425	(2,875)	(1,925)
Development stage net loss	-	-	-	(1,525)	(1,525)
Balance December 31, 2003	5,250,000	525	425	(4,400)	(3,450)
Development stage net loss	-	-	-	(7,556)	(7,556)
Balance December 31, 2004	5,250,000	525	425	(11,956)	(11,006)
Development stage net loss	-	-	-	(13,898)	(13,898)
Balance December 31, 2005	5,250,000	525	425	(25,854)	(24,904)

Stock issued for cash at $ 1.00 per share	232,400	23	232,377		$232,400
Development stage net loss	-	-	-	(35,333)	(35,333)
Balance December 31, 2006	5,482,400	548	232,802	(61,187)	172,163
Development stage net loss	-	-	-	(55,195)	(55,195)
Balance June 30, 2007	5,482,400	$548	$232,802	$(116,382)	$116,968

The accompanying notes are an integral part of these financial statements.

Service Air Group, Inc. (A Development Stage Company)	Statement 4
Interim Statements of Cash Flows
For the Three and Six Months Ended June 30
Unaudited – Prepared by management
US Funds

	Three Months ended June 30		Six Months ended June 30		Cumulative from Incorporation March 31, 2000 to June 30, 2007
Cash provided by (used in)	2007	2006	2007	2006

Operating activities
Net loss	$(51,011)	$(20,380	$(55,195)	$(28,751)	$(116,382)
Depreciation	44	74	118	148	588
Allowances for bad debts	27,042	-	33,447	-	27,042
Change in non cash working capital	(2,354)	13,423	11,361	13,423	46
	(26,279)	(6,883)	(32,991)	(15,180)	(88,706)

Investing activities
Investment in note receivable	-	-	-	-	(227,400)
Purchase of equipment	(1,016)	-	(1,016)	-	(2,174)
	(1,016)	-	(1,016)	-	(229,574)

Financing activities
Proceeds from sale of common stock	-	-	-	-	233,350
Advances from related party	27,295	6,883	34,007	15,180	84,930
	27,295	6,883	34,007	15,180	318,280

Increase in cash	-	-	-	-	-

Cash, beginning of period	-	-	-	-	-

Cash, end of period	-	-	-	-	-

The accompanying notes are an integral part of these financial statements.

Service Air Group, Inc. (A Development Stage Company)
Notes to Interim Financial Statements
June 30, 2007
Unaudited – Prepared by management
US Funds

1.         Organization and Going Concern
Service Air Group, Inc. (the “Company”) was incorporated on March 31, 2000 in the State of New Jersey. The Company was incorporated under the name of Segway V Corp and on January 27, 2004 the Company changed its name to Service Air Group, Inc. The Company’s fiscal year end is December 31 with its initial period being from March 31, 2000 to December 31, 2000.
The Company is considered to be in the initial development stage and has incurred losses since inception. To date the Company has had no business operations and was organized for the purpose of creating a corporate vehicle to locate and acquire an operating business.
These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business for the foreseeable future. As at June 30, 2007, the Company has a loss from operations of $55,195, an accumulated deficit of $116,382 and a working capital deficiency of $13,320. The Company intends to fund operations through equity financing agreements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.
Thereafter, the Company will be required to seek additional funds, either through debt and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there has been no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.
These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies and Basis of Presentation
These interim financial statements should be read in conjunction with the annual financial statements for the year ended December 31, 2006.  These interim financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles following the same accounting policies and methods as the annual financial statements.  These interim financial statements include all adjustments which in the opinion of management are necessary in order to make the financial statements not misleading.
For a complete description of the Company’s significant accounting policies, please refer to the significant accounting policies in the Company’s most recent annual report (10-KSB) filed with the Securities and Exchange Commission.

3.	Equipment

	June 30, 2007			December 31, 2006
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Computer Equipment	$2,174	$588	$1,586	$1,158	$470	$688

Service Air Group, Inc. (A Development Stage Company)
Notes to Interim Financial Statements
June 30, 2007
Unaudited – Prepared by management
US Funds

4.	Capital Stock
a)
The Company's authorized capital stock consists of 100,000,000 shares of common stock with a par value of $0.0001 per share and 20,000,000 shares of preferred stock with a par value of $0.0001 per share.

b)	The Company has 5,482,400 common shares issued and outstanding.
c)	The Company has not granted any stock options and has not recorded any stock-based compensation.

5.	Due to Related Party
As of June 30, 2007, the Company owed $84,930 (December 31, 2006 - $50,923) to a director and officer of the Company.  The director and officer has agreed to defer payment indefinitely and there are no interest terms.

6.	Note Receivable

Total note receivable	227,400
Less: Allowance for uncollectible receivable	13,768
213,632

As of June 30, 2007 the Company has a note receivable issued by its former merger candidate Service Air Group Inc. based in British Columbia, Canada (“SAGCA”).  Face value of the note is $227,400.  The term of the note is 10 years with 6% interest per annum, payable quarterly. The principal sum and all accrued but unpaid interest at the rate aforesaid will become due and payable on November 21, 2016.
As per evaluation of the note receivable and related interest receivable as at June 30, 2007, management has recorded an allowance for impairment loss on the note receivable of $13,768 and on interest receivable of $13,274.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

On February 19, 2007, Staley, Okada & Partners, Chartered Accountants resigned as our independent accountants.  The resignation of Staley, Okada & Partners (“Staley, Okada”) resulted from a transaction entered into by Staley, Okada and PricewaterhouseCoopers LLP, under which certain assets of Staley, Okada were sold to PricewaterhouseCoopers LLP and a number of the professional staff and partners of Staley, Okada joined PricewaterhouseCoopers LLP and will carry on practicing as members of PricewaterhouseCoopers LLP.  On February 19, 2006, our Board of Directors has approved a change of accountants to Moore & Associates, CHTD (Chartered Accountants) to be our certifying accountants for the fiscal year ending 2006.

The reports of Moore & Associates, CHTD for the fiscal years ended Dec 31, 2006 did not contain any adverse opinion or disclaimer of opinion. There are no disagreements between us and Moore & Associates, CHTD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved, would have caused the auditors to include in their report a reference to the subject matter of such disagreement.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 covering the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of our contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving SAG, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may inspect the registration statement and exhibits and schedules filed with the SEC at its principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the SEC via the Internet. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy statements and information regarding companies that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this site.

FORWARD-LOOKING STATEMENTS

In order to help you understand our business, we have at times used forward-looking statements in this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the ability of our products to gain market acceptance, stability of the regulatory environment, our ability to establish and sustain beneficial relationships with sales reps and provider organizations, and others. Some of these forward-looking statements can be identified by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or their negative forms, or other variations on them, or by their proximity to discussions of strategies that involve risks and uncertainties. When reading these forward-looking statements, you should recognize that they:

•	Discuss our future expectations, which may or may not come to pass;
•	Imply projections of our future operating results or financial condition that could vary;
•	State other forward-looking information.

We think discussing our future expectations can be valuable to you; however, you should consider the prospect of events occurring in the future over which we have no control, and the possibility of conditions arising that we could not accurately predict.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 – Indemnification of Directors and Officers.

Our Articles of Incorporation contain provisions that limit the liability of directors in certain instances. As permitted by the New Jersey General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect liability for any breach of a director’s duty to us or our stockholders that involve (i) intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of New Jersey General Corporate Laws.

Item 25 – Other Expenses of Issuance and Distribution

Estimated expenses of the sale (excluding sales agent's fees and expenses) of the Registrant's Common Stock, $0.0001 par value per share, are as follows:

SEC Registration Fees:	$615.25
Filing Expenses:	$2,500.00
Legal Fees & Expenses:	$15,000.00
Printing, Copying, Mail & Courier etc…	$1,884.75
Miscellaneous:	$5,000.00
Total:	$25,000.00

Item 26 – Recent Sales of Unregistered Securities

The following securities were sold by our officers without the use of an underwriter. In effecting the sales, we relied on the exemption authority provided by Section 4(2) of the Securities Act of 1933, as amended, relating to sales not involving any public offering, and/or on Regulation D. We believe that all such sales were made by our executive officers in private, negotiated transactions without any advertising, public announcements or general solicitation. The purchasers of the shares represented themselves in writing to be, and we believe them to be, members of one or more of the following classes:

a.	Officers, directors, promoters or control persons of the issuer; or

b.	Individuals or entities who are accredited investors as defined in Rule 501 of Regulation D under the Securities Act of 1933; or

c.	Individuals who:

i.	Are knowledgeable and sophisticated in investment matters;
ii.	Are able to assess the risks of an investment such as in our securities;
iii.	Are financially able to bear the risk of a loss of their entire investment; and
iv.	Have access to pertinent information regarding the issuer and its operations.

The shares are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities bear a legend to that effect.
The recent sale of the 232,400 restricted common shares was conducted during our last fiscal year, starting from January 31, 2006 to October 31, 2006, under private placement subscription agreements (“PPSA”) and the above described exemption from registration. We paid no fees or commission for these PPSA, out of proceeds, $227,400 were advanced to SAGCA and balance of $5,000 was used by the Company for general expenses. On November 20, 2006, we entered into a loan agreement with SAGCA and converted funds advanced to SAGCA into a loan, term of the loan is 10-Years with 6% interest, payable quarterly and repayment at the end of the term. The Principal Sum and all accrued but unpaid Interest at the rate aforesaid will become due and payable on the 21st day of November, 2016. See exhibits on page #55 “Loan Agreement with SAGCA”.

Item 26 – Recent Sales of Unregistered Securities (Continued)

Following information is being provided as required by item 701 of Regulation S-B.

Date of Sale	Title	Securities sold to	Amount
Jan 31 2006	Common Shares	Bebi Abadeen	5,000
Jan 31 2006	Common Shares	Billy Lo	2,000
Jan 31 2006	Common Shares	Dave Evans	5,000
Jan 31 2006	Common Shares	Michael Whatley	1,000
Feb 1 2006	Common Shares	Stanley Van Eyk	1,000
Feb 1 2006	Common Shares	Selina Van Eyk	1,000
Feb 2 2006	Common Shares	Kin Wing Cheung	5,000
Feb 3 2006	Common Shares	Quang Tu Tran	3,000
Feb 6 2006	Common Shares	Larry Popil	2,000
Feb 8 2006	Common Shares	Minh Tu Tran	1,000
Feb 10 2006	Common Shares	Nasirdin Mohamed	2,000
Feb 13 2006	Common Shares	Bashir Hirjee	2,000
Feb 13 2006	Common Shares	Deborah Leroux	5,000
Feb 14 2006	Common Shares	Parmjit Rai	2,300
Feb 15 2006	Common Shares	Winkie Investments Ltd	1,000
Feb 15 2006	Common Shares	Ajmal Gundhra	20,000
Feb 16 2006	Common Shares	Timothy Tucker	3,000
Feb 17 2006	Common Shares	Lloyd Ratsoy	5,000
Feb 17 2006	Common Shares	Avtar Randhawa	3,500
Mar 1 2006	Common Shares	Farouk Mohamed	3,000
Mar 1 2006	Common Shares	David Martino	1,200
Mar13 2006	Common Shares	Chantel Conkin	2,000
Mar13 2006	Common Shares	Andrew Horsfall	1,000
Mar 13 2006	Common Shares	Shelley Horsfall	1,000
Mar 14 2006	Common Shares	Jolanta Radomski	10,000
Mar 21 2006	Common Shares	Nicole Marie Anaka	10,000
May 30 2006	Common Shares	Parmjit Bhanwer	2,500
May 30 2006	Common Shares	Jagjivan Bhanwer	1,500
May 30 2006	Common Shares	Parminder Shawn Bhanwer	1,000
May 30 2006	Common Shares	Mohammed Ali	1,000
May31 2006	Common Shares	Bernard Bramhall	1,000
May 31 2006	Common Shares	Krista Natasha Vrolyk	1,000
May 31 2006	Common Shares	Mark Ronnie Ingalls	1,000
May 31 2006	Common Shares	Marie lauretta Christian	5,000
May 31 2006	Common Shares	Lyn Christian	1,000
May 31 2006	Common Shares	Geoffrey David Christian	1,000
May 31 2006	Common Shares	Maggie Angela Christian	1,000
May 31 2006	Common Shares	David M Christian	1,000
May 31 2006	Common Shares	Kerry Kristin Lancaster	1,000
May 31 2006	Common Shares	Charlene Katrina Merry	1,000
May 31 2006	Common Shares	Lesley Dale Illes	1,500
May 31 2006	Common Shares	Robert James Grouette	2,000
May 31 2006	Common Shares	Marcus William Weston	3,100
May 31 2006	Common Shares	Steven Giesbrecht	1,000
May 31 2006	Common Shares	Jeffrey Robert Giesbrecht	1,000

May 31 2006	Common Shares	Allen Kenneth Giesbrecht	1,000
May 31 2006	Common Shares	Linda Darlyne Giesbrecht	1,000
May 31 2006	Common Shares	Michael Allen Giesbrecht	1,000
June 1 2006	Common Shares	Fatehali Akberali Dhalla	6,000
June 1 2006	Common Shares	Vic Bikram Berar	1,000
June 1 2006	Common Shares	Indira Kaur Fisher	1,000
June 1 2006	Common Shares	Deenu Haji	1,000
June 1 2006	Common Shares	Krishan Singh Berar	1,000
June 1 2006	Common Shares	Raveena Kaur Haji	1,000
June 1 2006	Common Shares	Mahinder Berar	1,000
June 1 2006	Common Shares	Robert D Rorison	1,200
June 1 2006	Common Shares	Anar Popatia	5,000
July 31 2006	Common Shares	David Martin Philips	10,000
Aug 2 2006	Common Shares	Suraksha Devi Bhardwaj	10,000
Aug 11 2006	Common Shares	David Martin Philips	7,100
Aug 11 2006	Common Shares	Daljit Badyal	25,000
Aug 23 2006	Common Shares	Karnail Singh Sangha	1,000
Aug 23 2006	Common Shares	Lakbir S Johal	1,000
Aug 23 2006	Common Shares	Surjinder S Johal	1,000
Aug 29 2006	Common Shares	Jagdip Mann	5,000
Sep 06 2006	Common Shares	Gurninderjit Grewal	1,000
Sep 15 2006	Common Shares	Tarsem S Guru	5,500
Sep 22 2006	Common Shares	Dilbag S Mand	1,000
Sep 29 2006	Common Shares	Surjinder S Johal	4,000
Sep 29 2006	Common Shares	Shiro K Johal	1,000
Sep 29 2006	Common Shares	Madho Singh Mannan	1,000
Oct 17 2006	Common Shares	Lakbir S Johal	4,000
Oct 27 2006	Common Shares	Devki Nandan	2,000
Oct 31 2006	Common Shares	E.Patricia Connor	5,000

Item 27 – Exhibits as per SB-601(b)

The following exhibits are filed with this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation of Service Air Group, Inc.
3.2	Bylaws of Service Air Group, Inc.
5.1	Opinion re: Legality
10.1	Release & Settlement Agreement with SAGCA (filed with Company’s form 10-qsb report for the quarter ended September 30, 2006).
10.2	Loan agreement with SAGCA (filed with Company’s form 10-qsb report for the quarter ended September 30, 2006).
10.3	Consulting Agreement with Mohammad Sultan
10.4	Office Rent Receipt
14.1	The Code of Ethics
23.1	Consent of independent Auditor, Moore & Associates (CA)
23.2	Consent of Clark Wilson LLP . (included in Exhibit 5.1)

Item 28 – Undertakings

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SERVICE AIR GROUP, INC.

Dated: September 19, 2007	/s/ Mohammad Sultan
President, Chief Executive Officer, Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Clark Wilson LLP and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Mohammad Sultan	President, Chief Executive Officer,	September 19, 2007
Mohammad Sultan	Chief Financial Officer, Director
(Principal Executive Officer,
Principal Financial Officer and
Principal Accounting Officer